EXHIBIT 99

                                PRESS RELEASE





[ESB FINANCIAL CORPORATION LETTERHEAD]



                           P R E S S   R E L E A S E



RELEASE DATE:                                 CONTACT:
-------------                                 --------
March 21, 2001                                Frank D. Martz
                                              Group Senior Vice President
                                              of Operations and Secretary
                                              (724) 758-5584



          ESB FINANCIAL CORPORATION ANNOUNCES CASH DIVIDEND
          -------------------------------------------------



     ESB Financial Corporation announced today that its Board of Directors at its meeting on March 20, 2001 declared a quarterly cash dividend of $.10 on the Common Stock of ESB Financial Corporation payable on April 25, 2001 to the stockholders of record at the close of business on March 30, 2001.

     In announcing the scheduled cash dividend, Charlotte A. Zuschlag, President and Chief Executive Officer, noted the Company's favorable results of operations for the three months ended December 31, 2000. The Company recognized net income for the three month period ended December 31, 2000 of $1.5 million or $.27 per diluted share. This announcement reflects the Company's policy of declaring a regular quarterly cash dividend. This quarterly cash dividend equates to an annual cash dividend of $.40 per share.

     ESB Financial Corporation is the parent Holding Company of ESB Bank, F.S.B. and offers a wide variety of financial products and services through sixteen offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on the Nasdaq Stock Market under the symbol "ESBF".

                                     -End-